FOR IMMEDIATE RELEASE

PULASKI FINANCIAL ACCELERATES TIMING OF QUARTERLY CASH DIVIDEND

ST. LOUIS, December 12, 2012 — Pulaski Financial Corp. (Nasdaq Global Select: PULB), parent company of Pulaski Bank, announced that its Board of Directors declared its regular quarterly cash dividend of 9.5 cents per share, which equals an annualized dividend rate of 38 cents per share. The quarterly dividend is payable December 31, 2012 to shareholders of record as of the close of business on December 22, 2012.

Gary Douglass, President and Chief Executive Officer commented, “This dividend represents the regular quarterly cash dividend that would have been payable in January 2013 under the usual schedule we have followed in the past.  However, because of the uncertainty regarding the taxation of dividends in 2013, we decided to accelerate the timing of this dividend payment into calendar year 2012 to maximize its after-tax value to our shareholders.”

About Pulaski Financial

Pulaski Financial Corp., operating in its 90th year through its subsidiary, Pulaski Bank, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis and Kansas City metropolitan areas, Wichita, Kansas, mid-Missouri and southwestern Missouri.  The Company’s website can be accessed at www.pulaskibank.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2011 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:

Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 317-5046